Richard L. Bready, Chairman and CEO
Edward J. Cooney, Vice President and Treasurer
(401) 751-1600

IMMEDIATE

NORTEK ANNOUNCES
ANNUAL STOCKHOLDERS MEETING

PROVIDENCE, RI, February 23, 2011-Nortek, Inc. (“Nortek”) (OTC QB: NTKS), today announced that its 2011 Annual Meeting of Stockholders will be held on May 10, 2011. Holders of record of Nortek's common stock and restricted common stock at the close of business on March 18, 2011 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof. The time and location of the Annual Meeting will be set forth in Nortek's Proxy Statement to be filed with the SEC.

For more information on Nortek or the Annual Meeting, please visit www.nortek-inc.com or call (401) 751-1600.

Nortek* is a leading diversified global manufacturer of innovative, branded residential and commercial ventilation, HVAC and home technology convenience and security products. Nortek offers a broad array of products, including: range hoods, bath fans, indoor air quality systems, medicine cabinets and central vacuums, heating and air conditioning systems, and home technology offerings, including audio, video, access control, security and other products.

*As used herein, the term “Nortek” refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

This press release contains forward-looking statements. These statements are based on Nortek's current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of certain raw materials (including, among others, steel, copper, packaging materials, plastics, resins, glass, wood and aluminum) and purchased components, freight costs, the level of domestic and foreign construction and remodeling activity affecting residential and commercial markets, interest rates, employment levels, inflation, foreign currency fluctuations, consumer spending levels, exposure to foreign economies, the rate of sales growth, prices, product and warranty liability claims and the ability to meet the listing requirements of the New York Stock Exchange. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the reports and filings of Nortek with the Securities and Exchange Commission.

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